Pilgrim’s Pride Reports EBITDA of $203.5 Million and 10.1% EBITDA Margin for the
First Quarter of 2014, An EBITDA Improvement of 87% Compared to 2013

GREELEY, Colo., April 30, 2014 – Pilgrim’s Pride Corporation (NASDAQ: PPC) reported first quarter 2014 earnings with Net Sales of $2.0 billion, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $203.5 million, and Net Income of $98.1 million, resulting in Earnings Per Share of $0.38 for the quarter. These results compare to $2.0 billion in net sales, $116.9 million of EBITDA, and Net Income of $54.6 million, or Earnings Per Share of $0.21 for the same quarter in 2013.

“Consistent with the progress we’ve made for the past three years, we remain committed to operational improvement year after year,” stated Bill Lovette, Pilgrim’s Chief Executive Officer. “We continue to execute against our strategy that combines focusing on key customers, relentless pursuit of operational excellence and growing value added exports while rapidly adapting to changing market conditions.”

“Our teams continue to raise the standard and drive accountability deeper into the organization, from cost control through the implementation of zero based budgets to gains in efficiency and superior mix management, providing us with a competitive advantage in the market.

The strong results, combined with effective management of our working capital, have enabled us to pay off the balance of our exit credit facility, reducing our cost of capital and freeing up cash flow to support investments directed at growing our business. We already started our growth project in Mexico, and with a strong balance sheet, we are prepared to deploy resources where we see a complement to our existing portfolio.

The current environment for the chicken industry indicates robust prospects for 2014, and with the improvements we’ve implemented, Pilgrim’s is well positioned to reap the benefits.”

Conference Call Information

A conference call to discuss Pilgrim’s quarterly results will be held tomorrow, May 1, at 7:00 a.m. MDT (9 a.m. EDT). Participants are encouraged to pre-register for the conference call using the link below. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

To pre-register, go to:
http://services.choruscall.com/links/ppc140501.html

You may also reach the pre-registration link by logging in through the investor section of our website at www.pilgrims.com and clicking on the link under “Upcoming Events.”

For those who would like to join the call but have not pre-registered, access is available by dialing +1 (877) 270-2148 within the US or +1 (412) 902-6510 internationally and requesting the “Pilgrim’s Pride Conference.” Please note that to submit a question to management during the call, you must be logged in via telephone.

Replays of the conference call will be available on Pilgrim’s website approximately two hours after the call concludes and can be accessed through the “Investor” section of www.pilgrims.com. The webcast will be available for replay through July 31, 2014.

About Pilgrim’s Pride

Pilgrim’s Pride Corporation employs approximately 35,700 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico. The Company’s primary distribution is through retailers and foodservice distributors.

Forward-Looking Statements

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are considered forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the Company’s business plan to achieve desired cost savings and profitability; future pricing for feed ingredients and the Company’s products; outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources; restrictions imposed by, and as a result of, Pilgrim’s Pride’s leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including anti-dumping proceedings and countervailing duty proceedings; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Rosemary Raysor
Pilgrim’s Pride Corp Investor Relations
Rosemary.raysor@pilgrims.com
(970)506-8192
www.pilgrims.com

PILGRIM’S PRIDE CORPORATION
Condensed Consolidated Balance Sheets

	March 30,	December 29,
	2014	2013
	(In thousands)
	(UNAUDITED)
Cash and cash equivalents	$514,975	$508,206
Investment in available-for-sale securities	37,005	96,902
Trade accounts and other receivables, less allowance
for doubtful accounts	373,609	376,678
Account receivable from JBS USA, LLC	3,220	2,388
Inventories	793,516	808,832
Income taxes receivable	20,635	64,868
Current deferred tax assets	2,227	2,227
Prepaid expenses and other current assets	72,914	61,848
Assets held for sale	5,849	7,033
Total current assets	1,823,950	1,928,982
Deferred tax assets	16,049	18,921
Other long-lived assets	33,895	40,163
Identified intangible assets, net	31,089	32,525
Property, plant and equipment, net	1,165,434	1,151,811
Total assets	$3,070,417	$3,172,402
Current maturities of long-term debt	$205,357	$410,234
Accounts payable	381,745	370,360
Account payable to JBS USA, LLC	6,144	3,934
Accrued expenses and other current liabilities	275,730	283,355
Current deferred tax liabilities	15,495	15,515
Total current liabilities	884,471	1,083,398
Long-term debt, less current maturities	502,077	501,999
Deferred tax liabilities	10,452	13,944
Other long-term liabilities	87,428	80,459
Total liabilities	1,484,428	1,679,800
Common stock	2,590	2,590
Additional paid-in capital	1,654,141	1,653,119
Accumulated deficit	(22,039)	(120,156)
Accumulated other comprehensive loss	(51,557)	(45,735)
Total Pilgrim’s Pride Corporation stockholders’ equity	1,583,135	1,489,818
Noncontrolling interest	2,854	2,784
Total stockholders’ equity	1,585,989	1,492,602
Total liabilities and stockholders' equity	$3,070,417	$3,172,402

PILGRIM'S PRIDE CORPORATION
Condensed Consolidated Statements of Operations

	Thirteen Weeks	Thirteen
	Ended	Weeks Ended
	March 30,	March 31,
	2014	2013
	(In thousands, except per share data)
	(UNAUDITED)
Net sales	$2,018,065	$2,036,929
Cost of sales	1,802,959	1,918,495
Gross profit	215,106	118,434

Selling, general and administrative expense	45,201	43,992
Administrative restructuring charges, net	1,713	484
Operating income	168,192	73,958

Interest expense, net of capitalized interest	19,473	24,821
Interest income	(811)	(216)
Foreign currency transaction losses (gains)	337	(7,624)
Miscellaneous, net	(1,006)	(5)

Income before income taxes	150,199	56,982
Income tax expense	52,012	2,754
Net income	98,187	54,228
Less: Net income (loss) attributable to
noncontrolling interests	70	(354)
Net income attributable to
Pilgrim’s Pride Corporation	$98,117	$54,582

Weighted average shares of common stock
outstanding:
Basic	258,923	258,823
Diluted	259,446	258,953

Net income per share of common
stock outstanding:
Basic	$0.38	$0.21
Diluted	$0.38	$0.21

PILGRIM'S PRIDE CORPORATION
Condensed Consolidated Statements of Cash Flows

	Thirteen Weeks Ended
	March 30,	March 31,
	2014	2013
	UNAUDITED
Cash flows from operating activities:
Net income	$98,187	$54,228
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation and amortization	38,260	37,790
Foreign currency transaction losses (gains)	941	(7,753)
Accretion of bond discount	114	114
Loss (gain) on property disposals	570	(1,139)
Gain on investment securities	(53)	-
Share-based compensation	1,022	548
Changes in operating assets and liabilities:
Trade accounts and other receivables	2,145	(5,183)
Inventories	14,310	(17,061)
Prepaid expenses and other current assets	(11,099)	(6,819)
Accounts payable, accrued expenses and other current liabilities	5,833	(30,629)
Income taxes	43,662	(3,381)
Long-term pension and other postretirement obligations	995	(421)
Other operating assets and liabilities	814	345
Cash provided by operating activities	195,701	20,639
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(47,760)	(25,778)
Purchases of investment securities	(37,000)	-
Proceeds from sale or maturity of investment securities	96,950	-
Proceeds from property disposals	1,511	1,660
Cash used in investing activities	13,701	(24,118)
Cash flows from financing activities:
Proceeds from revolving line of credit	-	288,500
Payments on revolving line of credit, long-term borrowings and
capital lease obligations	(204,913)	(311,005)
Cash used in financing activities	(204,913)	(22,505)
Effect of exchange rate changes on cash and cash equivalents	2,280	1,364
Increase in cash and cash equivalents	6,769	(24,620)
Cash and cash equivalents, beginning of period	508,206	68,180
Cash and cash equivalents, end of period	514,975	43,560

PILGRIM'S PRIDE CORPORATION
Selected Financial Information
(Unaudited)

“EBITDA” is defined as the sum of net income (loss) plus interest, taxes, depreciation and amortization. “Adjusted EBITDA” is defined as the sum of EBITDA plus restructuring charges, reorganization items and loss on early extinguishment of debt less net income attributable to noncontrolling interests. EBITDA is presented because it is used by management and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with accounting principles generally accepted in the US (“GAAP”), to compare the performance of companies. We believe investors would be interested in our Adjusted EBITDA because this is how our management analyzes EBITDA. The Company also believes that Adjusted EBITDA, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. They should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

(UNAUDITED)	Thirteen Weeks Ended
	March 30,	March 31,
	2014	2013
	(In thousands)
Net income from continuing operations	$98,187	$54,228
Add:
Interest expense, net	18,662	24,605
Income tax expense (benefit)	52,012	2,754
Depreciation and amortization	38,260	37,790
Asset impairments	-
Minus:
Amortization of capitalized financing costs	3,586	2,516
EBITDA	203,535	116,861
Add:
Restructuring charges	1,713	484
Minus:
Net income (loss) attributable to noncontrolling interest	70	(354)
Adjusted EBITDA	$205,178	$117,699

The summary unaudited consolidated income statement data for the twelve months ended March 30, 2014 (the LTM Period) have been calculated by subtracting the applicable unaudited consolidated income statement data for the three months ended March 31, 2013 from the sum of (1) the applicable audited consolidated income statement data for the year ended December 29, 2013 and (2) the applicable unaudited consolidated income statement data for the three months ended March 30, 2014.

(UNAUDITED)	Thirteen Weeks	Thirteen Weeks	Thirteen Weeks	Thirteen Weeks
	Ended	Ended	Ended	Ended	LTM Ended
	June 30,	September 29,	December 29,	March 30,	March 30,
	2013	2013	2013	2014	2014
	(In thousands)
Net income from continuing operations	$190,791	$161,024	$143,670	$98,187	$593,672
Add:
Interest expense, net	22,258	19,842	18,176	18,662	78,938
Income tax expense (benefit)	15,884	5,578	11	52,012	73,485
Depreciation and amortization	38,149	37,914	36,670	38,260	150,993
Asset impairments		361	-	-	361
Minus:				-
Amortization of capitalized financing costs	2,518	2,204	2,069	3,586	10,377
EBITDA	264,564	222,515	196,458	203,535	887,072
Add:
Restructuring charges	480	3,658	1,039	1,713	6,890
Minus:
Net income (loss) attributable to noncontrolling interest	86	107	319	70	582
Adjusted EBITDA	$264,958	$226,066	$197,178	$205,178	$893,380

Net debt is defined as total long term debt, less current maturities, plus current maturities of long term debt minus cash and cash equivalents. Net debt is presented because it is used by us, and we believe it is frequently used by securities analysts, investors and other parties, in addition to and not in lieu of debt as presented under GAAP, to compare the indebtedness of companies. A reconciliation of net debt is as follows:

PILGRIM'S PRIDE CORPORATION
Reconciliation of Net Debt
(UNAUDITED)

				Thirteen Weeks Ended
	2011	2012	2013	March 30, 2014	March 31, 2013
	(in Thousands)
Long term debt, less current maturities	$1,458,001	$1,148,870	$501,999	$502,077	$1,126,477
Add: Current maturities of long term debt	15,611	15,886	410,234	205,357	15,888
Minus: Cash and cash equivalents	49,289	68,180	508,206	514,975	43,560
Minus: Available-for-sale Securities	157	-	96,902	37,005	-
Net debt	$1,424,166	$1,096,576	$307,125	$155,454	$1,098,805

PILGRIM'S PRIDE CORPORATION
Supplementary Selected Segment and Geographic Data

	Thirteen Weeks Ended
	March 30,	March 31,
	2014	2013
	(In thousands)
	(UNAUDITED)
Sources of net sales by country of origin:
US:	$1,794,677	$1,808,486
Mexico:	223,388	228,443
Total net sales:	$2,018,065	$2,036,929

Sources of cost of sales by country of origin:
US:	$1,621,977	$1,729,836
Mexico:	180,982	188,659
Elimination:	-	-
Total cost of sales:	$1,802,959	$1,918,495

Sources of gross profit by country of origin:
US:	$172,700	$78,650
Mexico:	42,406	39,784
Elimination:	-	-
Total gross profit:	$215,106	$118,434